[ARMOR HOLDINGS, INC. LOGO]                                FOR IMMEDIATE RELEASE
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COMPANY CONTACT:                     MEDIA CONTACT:                        INVESTOR RELATIONS CONTACT:
----------------                     --------------                        ---------------------------

Robert R. Schiller                   Michael Fox                           James R. Palczynski
President & Chief Operating Officer  President, Corporate Communications   Principal
Armor Holdings, Inc.                 Integrated Corporate Relations, Inc.  Integrated Corporate Relations, Inc.
904.741.5400                         203.222.9145                          203.222.9013

                   ARMOR HOLDINGS, INC. TO ISSUE $300 MILLION
                    IN SENIOR SUBORDINATED CONVERTIBLE NOTES

JACKSONVILLE, FL - OCTOBER 25, 2004 - ARMOR HOLDINGS, INC. (NYSE: AH) a leading manufacturer and distributor of security products and vehicle armor systems serving law enforcement, military, homeland defense and commercial markets, announced today that it is seeking to raise approximately $300 million through a new issuance of senior subordinated convertible notes due 2024 (the "Notes"). In addition, the Company expects to grant Goldman, Sachs & Co., as sole underwriter of the Notes, an option to purchase up to an additional $45.0 million principal amount of the Notes. The closing of the offering is expected to occur on October
29, 2004, subject to the satisfaction of customary closing conditions.

Under current accounting standards, the features of the Notes being offered will allow the treasury stock method to be used in calculating the dilutive effect of these Notes in earnings per share calculations. Under this method, the effect of the conversion of the Notes would only be included in the weighted average shares outstanding balance, and thus be dilutive, only upon exceeding the stated
conversion price to be determined upon pricing.

Copies of the preliminary prospectus for the offering may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attn:
Prospectus Department, telephone: 212-902-1171.

ABOUT ARMOR HOLDINGS

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement and personnel safety markets.
Additional information about the Company can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-3, its 2003 Form 10-K, Form 10-K/A, and most recently filed Form 10-Qs.

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          1400 MARSH LANDING PARKWAY, SUITE 112 JACKSONVILLE, FL 32250
                       TEL: 904.741.5400 FAX: 904-741-5403